Exhibit 99.1

            VaxGen's AIDS Vaccine Candidates Clear 7th Safety Review; Results from First Phase III Trial Expected in Less than a Year

     Brisbane, Calif. - April 24, 2002 - The independent committee that oversees the only final-stage clinical trials of AIDS vaccine candidates has once again indicated that the vaccine candidates appear safe and that the trials are being conducted appropriately, VaxGen, Inc. (Nasdaq: VXGN) announced today.

     In its seventh review of the Phase III trials of VaxGen's preventive AIDS vaccine candidates, the independent Data and Safety Monitoring Board (DSMB) found that the vaccine candidates continue to exhibit a strong safety profile. Since human clinical trials first began, more than 32,000 injections have been administered. Two formulations are being tested in separate trials - AIDSVAX B/B in North America and Europe and AIDSVAX B/E in Thailand - involving a total of nearly 8,000 volunteers.

     The final analysis of the trial in North America and Europe, to evaluate both the safety and effectiveness of AIDSVAX B/B, is planned for the first quarter of 2003. The final analysis of the Thai trial is planned for the fourth quarter of 2003.

     "Safety is a top priority in vaccine development and it's critical to gaining regulatory approval," said Phillip W. Berman, Ph.D., VaxGen's senior vice president of Research and Development. "Our Phase III trials continue to demonstrate that VaxGen's vaccine candidates have a strong safety profile and we remain optimistic that the trials will prove that AIDSVAX prevents HIV infection."

     The volunteer retention rate in the clinical trials is at or above the company's expectations. On an annualized basis, 94.5% of the volunteers in the North American/European trial continued to participate as of March 2002. The annualized volunteer retention rate in the Thai trial was 96.5% as of the same month.

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     "As this historic trial nears its completion, we are more grateful than ever to the thousands of dedicated volunteers and study site staff helping us determine the safety and effectiveness of what we hope to be the first vaccine to prevent HIV infection," said Donald P. Francis, M.D., D.Sc., VaxGen's co-founder and president.

     About VaxGen VaxGen is the first and only company with AIDS vaccine candidates in Phase III trials, the final stage before regulatory approval can be sought. Volunteers in the randomized, double-blind, placebo-controlled trials receive a series of injections over the course of 36 months. Some receive the investigational vaccine and the others receive a placebo. The efficacy of the vaccine candidate is determined by comparing the number of infections in each group. Neither the volunteers, the clinicians who administer the injections nor VaxGen knows who receives the placebo and who receives the vaccine candidate.

     VaxGen is also a shareholder of Celltrion Inc., a joint venture that plans to build two facilities for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the progress, costs and results of our Phase III clinical trials; domestic and foreign regulatory approvals of AIDSVAX; the ability to manufacture AIDSVAX; our ability to commercialize AIDSVAX; our ability to manage our foreign manufacturing joint venture; the timing, and announcement of results, of either of our Phase III clinical trials, including the timing and announcement of results from any interim analyses; the future retention rates of volunteers in either of our Phase III clinical trials; our beliefs regarding the future success of AIDSVAX and other products currently under development or proposed to be developed; and the ability of our Celltrion joint venture to raise necessary funding for execution of its business plan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the headings "Risk Factors" and "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.